LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT

        THIS LLC MEMBERSHIP INTEREST PURCHASE AGREEMENT, (this “Agreement”) is entered into effective as of the 6th day of September, 2007 (the “Effective Date”) by and among Medical Resources, LLC, a Florida limited liability company, (“MR”), Walter Janke and Lalita Janke, (together, the “Jankes”) and PrimaCare Corporation, a Florida corporation (“Buyer”). MR, the Jankes and Buyer are hereinafter referred to jointly as the “Parties” and singularly as “Party”.

        WHEREAS, Buyer desires to purchase from the Jankes and the Jankes desire to sell to Buyer membership interests representing 100% of the membership interests in MR.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and conditions set forth in this Agreement, and intending to be legally bound, the parties agree as follows:

1.	Purchase and Sale of Membership Interests.

(a)	Agreement. At the Closing, the Jankes shall sell to Buyer, and Buyer shall purchase from the Jankes in accordance with the terms and conditions contained in this Agreement:

(i)	The Jankes’ membership interests in MR (the “MR Membership Interests”), which consists of 100% of all of MR’s issued and outstanding membership interests;

2.	Purchase Price; Payment

(a)	Purchase Price. The aggregate purchase price (the “Purchase Price”) for the Membership Interests shall be an amount equal to 5 times MR’s earnings before interest, taxes, depreciation and amortization (“EBITDA”), which shall be calculated based upon an audited review of MR’s financial statements for the 24 month period from January 1, 2008 through December 31, 2009. Notwithstanding the foregoing, the Purchase Price shall be no less than Fifteen Million Dollars ($15,000,000) and no more than Thirty Million Dollars ($30,000,000).

(b)	Payment. The Purchase Price shall be paid as follows:

(i)	At the Closing, Buyer shall deliver 28 million IWWI shares (as defined below) as an estimate of the Purchase Price to Escrow Agent pursuant to an Escrow Agreement by and among the Jankes, Buyer, MR, and Escrow Agent (the “Escrow Agreement”). The form of the Escrow Agreement shall be agreed upon by all Parties within 30 days from the date of this Agreement.

(ii)	All payments under this Section 2 shall be made in the form of shares of common stock of Inform Worldwide Holdings, Inc. (the “IWWI Shares”). The number of the IWWI Shares to be placed into Escrow shall be determined as follows:

(1)	The Purchase Price divided by the 90days Weighted Average Price of the IWWI Shares on the Trading Day immediately preceding the Closing Date.

The “Weighted Average Price” shall be established by the dollar volume-90 days weighted average price for IWWI Shares in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York Time (or such other time as such market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York Time (or such other time as such market publicly announces is the official close of trading) as reported by Bloomberg. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

The “Trading Day” means any day on which the IWWI Shares are traded on the over-the-counter market on the electronic bulletin board.

(c)	When the Purchase Price can be computed finally under the provisions of Section 2(a), an appropriate adjustment shall be made to the number of IWWI Shares delivered to the Escrow Agent. If Escrow Agent has received more shares than as is required to satisfy the Purchase Price, the Escrow agent shall deliver to Buyer such excess shares. If the Purchase Price requires the Buyer to pay additional shares, Buyer shall promptly deliver the proper number of shares needed so that the Purchase Price can be satisfied to the Jankes.

(d)	Excluded Assets. At the Closing, title to the 2004 Kia Sedona Automobile License Tag No. 4531DX. Additionally, if MR receives from America’s Health Choice Medical Plans, Inc. any additional compensation due to CMS retroactive adjustments for the period prior to the Closing Date, fifty percent (50%) of the amounts received shall be payable to the Jankes when received by MR, as an addition to the Purchase Price. Further, at the time of Closing, MR shall assign to the Jankes all of its causes of action which it may hold against Dr. Edward Sollie and/or Molina Healthcare, Inc.

3.	Representations and Warranties of MR and Jankes.

The Jankes, jointly and severally, and MR, jointly and severally with the Jankes, make the following representations and warranties to Buyer, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

(a)	Organization and Qualification. MR is a limited liability company duly organized and in active status under the laws of the State of Florida. MR has all requisite power and authority to carry on its business as currently conducted and is duly qualified to transact business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a material adverse effect on MR’s business, properties or financial condition (a “Material Adverse Effect”).

(b)	Capitalization. As of the Closing, the outstanding equity of MR will consist of 100% membership interest held by Jankes. There are no outstanding rights, options, warrants, preemptive rights, rights of first refusal or similar rights for the purchase or acquisition from MR of any equity interest in MR. All outstanding equity interests of MR have been issued in compliance with state and federal securities laws.

(c)	Subsidiaries. Except as provided on Schedule 3(c), and except as to Clinicare of Broward, LLC (formerly known as Family Futures, LLC), MR does not presently own or control, directly or indirectly, any interest in any other corporation, association, or other business entity. MR is not a participant in any joint venture, partnership, or similar arrangement.

(d)	Valid Issuance of Membership Interests. The Membership Interests shall be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer directly or indirectly created by MR other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

(e)	Jankes. Each of the Jankes is a competent adult and has full power, legal right and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by each of the Jankes pursuant hereto and to carry out the transactions contemplated hereby and thereby. Each of the Jankes has, and at the Closing Buyer will receive, good and marketable fee title to the MR Membership Interests, free and clear of all liens.

(f)	Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by MR or the Jankes pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by MR and the Jankes. No other or further act or proceeding on the part of MR or its members (including the Jankes in their personal capacities) is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by MR or the Jankes pursuant hereto or the consummation of the transactions contemplated hereby and thereby. MR and the Jankes have delivered to Buyer true, correct and complete copies of all consents, resolutions and other documents necessary to duly authorize the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by MR or the Jankes pursuant hereto and the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by MR or the Jankes pursuant hereto will constitute, valid and binding agreements of MR and/or the Jankes, as the case may be, enforceable in accordance with their respective terms.

(g)	Governmental Consents. Except as provided on Schedule 3(g), no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of MR is required in connection with the offer, sale or issuance of the Membership Interests.

(h)	Litigation. Except as provided on Schedule 3(h), there are no actions, suits, proceedings or investigations pending or, to the best of MR’s knowledge, threatened before any court, administrative agency or other governmental body against MR. MR is not a party or subject to, and none of its assets is bound by, the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality.

(i)	Employees. Except as provided on Schedule 3(i), MR is not a party to or bound by any currently effective employment contract, deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement or arrangement with any collective bargaining agent. Except as provided on Schedule 3(i), upon the closing of this transaction, Buyer shall have the right to renegotiate all employment contracts to which MR is a party.

(j)	Intellectual Property. To their knowledge MR has sufficient title to and ownership of, or other rights to use, all trade secrets, and, to its knowledge, copyrights, information, proprietary rights, trademarks, service marks and trade names in each case necessary for its business as now conducted without any material conflict with or infringement of the rights of others. Except as set forth on Schedule 3(k), there are no material outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is MR bound by or a party to any material options, licenses or agreements of any kind with respect to the trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity. MR has not received any written, or to its knowledge, oral communications alleging that MR has violated or, by conducting its business as proposed, would violate any of the trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

(k)	Absence of Certain Events. Except as and to the extent set forth in Schedule 3(k), since July 31, 2007, there has not been:

(i)	No Adverse Change. Any material adverse change in the conduct, financial condition, assets, liabilities, business, prospects or operations of MR.

(ii)	No Damage. Any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the business, assets or liabilities of MR.

(iii)	No Increase in Compensation. Any increase in the compensation, salaries, commissions or wages payable or to become payable to any employees or agents of MR, including any bonus or other employee benefit granted, made or accrued in respect of such employees or agents, or any increase in the number of such employees or agents.

(iv)	No Labor Disputes. Any labor dispute or disturbance relating to or affecting MR, other than routine individual grievances that are not material to the conduct, financial condition, assets, Liabilities, business, prospects or operations of MR.

(v)	No Distributions. Any declaration, setting aside or payment of any dividend or other distribution in respect of MR’s capital stock; any redemption, purchase or other acquisition by MR of any capital stock of MR, or any security relating to such capital stock; or any other payment of any kind to any of MR’s members, except for regular payments of base salary, benefits under employee agreements applicable to MR employees generally and reimbursement of expenses in accordance with MR’s expense reimbursement policy.

(vi)	No Increase in Affiliate Obligations. Any increase in MR’s investment in or receivable from any Affiliate of MR.

(vii)	No Disposition of Property. Any sale, lease, grant or other transfer or disposition of any assets of MR, except for the sale of Inventory items in the ordinary course of business.

(viii)	No Indebtedness. Any indebtedness for borrowed money incurred, assumed or guaranteed by MR.

(ix)	Loans and Advances. Any loan or advance made by MR to any person or entity, other than advances made to MR’s employees in the ordinary course of business for travel and entertainment in accordance with past practice.

(x)	Credit. Any grant of credit by MR to any customer (including any distributor) of MR on terms or in amounts more favorable than those that have been extended to such customer in the past, any other change in the terms of any credit heretofore extended by MR or any other change of MR’s policies or practices with respect to the granting of credit.

(xi)	Discharge of Obligations. Any discharge, satisfaction or agreement to satisfy or discharge any liability of MR, other than the discharge or satisfaction in the ordinary course of business of current liabilities and current liabilities incurred since July 31, 2007 in the ordinary course of business.

(xii)	Deferral of Liabilities. Any deferral, extension or failure to pay any of the liabilities of MR as when the same become due or any allowance of the level of the liabilities of MR to increase in any material respect or any prepayment of any of the liabilities of MR.

(xiii)	Accounting Principles. Any material change in MR’s financial or tax accounting principles or methods, except to the extent required by GAAP.

(xiv)	No Unusual Events. Any other event or condition not in the ordinary course of business that relates to or affects the business or assets of MR.

(l)	Compliance with Other Instruments. Except as set forth on Schedule 3(l): (i) MR is not in violation or default of any provision of its Certificate of Formation or its Operating Agreement, each as in effect immediately prior to the Closing; (ii) MR is not in violation or default of any provision of any material instrument, mortgage, deed of trust, loan, contract, commitment, judgment, decree, order or obligation to which it is a party or by which it or any of its properties or assets are bound; and (iii) MR is not in violation or default of any provision of any federal, state or local statute, rule or governmental regulation. The execution, delivery and performance of and compliance with this Agreement and the sale of the Membership Interests will not result in any such violation, be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any such provision, require any consent or waiver under any such provision (other than any consents or waivers that have been obtained), or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of MR pursuant to any such provision.

(m)	Permits. MR has all material franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it. MR is not in default in any material respect under any of such franchises, permits, licenses, or other similar authority.

(n)	No Default. Except as set forth on Schedule 3(n), MR is not in default in any material respect under any contract to which it is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder or cause the acceleration of any of MR’s obligations thereunder or result in the creation of any lien on any of MR’s assets. Except as set forth on Schedule 3(n), no third party is in default in any material respect under any contract to which MR is a party, nor has any event or omission occurred that, through the passage of time or the giving of notice, or both, would constitute a default in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. Except as set forth on Schedule 3(n), each contract to which MR is a party is in full force and effect and is a valid and binding agreement enforceable against MR and, to MR’s knowledge, the other party or parties thereto in accordance with its terms.

(o)	Environmental and Safety Laws. MR is not in violation of any applicable statute, law or regulation relating to the environment or occupational health and safety.

(p)	Registration Rights. MR has not granted or agreed to grant any registration rights, including piggyback rights, to any person or entity.

(q)	Title to Property and Assets. Except as set forth on Schedule 3(q), MR has good and marketable title to all of properties and assets owned by it, free and clear of all mortgages, liens and encumbrances, except liens for current taxes and assessments not yet due. Except as set forth on Schedule 3(q), with respect to the material property and assets it leases, MR is in material compliance with such leases and, to the best of its knowledge, holds a valid leasehold interest free of all liens, claims or encumbrances. MR’s material properties and assets are in good condition and repair, in all material respects, for the purposes for which they are currently used, ordinary wear and tear excepted.

(r)	Agreements; Actions. Except as provided on Schedule 3(r), there are no agreements, understandings or proposed transactions between MR and any of its officers, directors, affiliates, or any affiliate thereof.

(s)	Brokers or Finders. MR has not agreed to incur, directly or indirectly, any liability for brokerage or finders’ fees, agents’ commissions or other similar charges in connection with this Agreement or any of the transactions contemplated hereby.

4.	Representations and Warranties of Buyer.

Buyer makes the following representations and warranties to MR and the Jankes, and unless otherwise provided herein, each of which is true and correct on the date hereof and shall survive the consummation of the transactions contemplated hereby.

(a)	Organization and Qualification. Buyer is a corporation duly organized and in active status under the laws of the State of Florida. Buyer has all requisite power and authority to carry on its business as currently conducted, and is duly qualified to transact business.

(b)	Corporate Power. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and to carry out the transactions contemplated hereby and thereby.

(c)	Authority. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further corporate act or proceeding on the part of Buyer or its shareholders is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto will constitute, valid and binding agreements of Buyer, as the case may be, enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

(d)	Valid Issuance of IWWI Shares. On the date of the Closing, the IWWI Shares shall be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer directly or indirectly created by Buyer other than restrictions on transfer under this Agreement and under applicable state and federal securities laws.

5.	Covenants Prior to the Closing.

(a)	Management and Operation of Business Pending the Closing. As of the Effective Date, Buyer shall have full control and authority over the management and operations of MR and shall be elected the sole manager of MR. Until the Closing, Buyer shall not make any distributions to itself from MR without the consent of the Jankes, and shall not incur any new contractual obligations or indebtedness in each instance greater than Three Thousand Dollars ($3,000.00) without the written consent of the Jankes.

(b)	Pre-Closing Access to MR Information. From the date hereof until the Closing, except as prohibited by applicable Law, MR and the Jankes shall, and shall cause all of MR’s officers, employees, agents, independent accountants and advisors to, furnish to Buyer and its representatives, at reasonable times and places, (a) such access to the MR’s facilities as Buyer may from time to time reasonably request, (b) such access to the assets, books and records of MR as Buyer may from time to time reasonably request and (c) such access to financial and operating data and other information relating to MR as Buyer may from time to time reasonably request, including access to the work papers of MR’s independent auditors. Buyer shall be entitled to inspect, examine, audit and photocopy all of such documents. In addition, during such period, Buyer and its representatives shall have access to suppliers, customers, officers, employees and agents of MR and others having business dealings with MR for the purpose of performing Buyer’s due diligence investigation. In connection with access to information, Buyer agrees to execute such confidentiality agreements as shall be required by the Health Insurance Portability and Accountability Act and any other laws that are applicable.

(c)	Further Actions. Subject to the terms and conditions hereof, all Parties shall use their best efforts to take, or cause to be taken, all action and to do, or cause to be done, and to cooperate fully with each other with respect to, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby, including using their best efforts (a) to obtain prior to the Closing all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental entities and parties to contracts with MR that are necessary for the consummation of the transactions contemplated hereby and (b) to effect all necessary registrations and filings. With regard to any consent that may be required from third parties, MR, and/or the Jankes shall initiate contact to obtain such consents only in conjunction and cooperation with Buyer. Notwithstanding any language to the contrary contained herein, the Jankes shall not be required to incur any expenses in connection with the provisions of this subsection.

(d)	Notification. Prior to the Closing, MR or any member of MR shall promptly notify Buyer (after MR or such member has notice thereof), and Buyer shall promptly notify MR (after Buyer has notice thereof), and keep such other Parties advised, as to any litigation pending and known to such Party or, to its actual knowledge, threatened against such Party that challenges the transactions contemplated hereby. In addition, prior to the Closing, MR, or any member of MR shall promptly notify Buyer (after MR, or such member has notice thereof), and keep Buyer advised, as to any material adverse change in the conduct, financial condition, assets, liabilities, business, prospects or operations of MR becoming known to them.

(e)	Disclosure. MR and the Jankes shall promptly notify Buyer in writing with respect to any matter hereafter arising or discovered that, if existing or known on the date hereof, would have been required to be set forth or described in the Disclosure Schedule on the date hereof or would cause the representations and warranties of any Party made pursuant to this Agreement not to be true, correct and complete as of the date hereof or the date on which such matter arose or was discovered, but no such disclosure shall cure any breach of any representation or warranty. For purposes of determining the accuracy of the representations and warranties of MR and the Jankes made pursuant to this Agreement, the Disclosure Schedule shall be deemed to include only that information contained therein on the date hereof, and shall be deemed to exclude any information contained in any notification to Buyer pursuant to this Section 5(e) or otherwise.

The Disclosure Schedules for this Agreement shall be prepared by MR and the Sellers for presentation to the Buyers within 14 days from the Effective Date. Such Disclosure Schedules shall be dated as of the Effective Date.

6.	Additional Covenants

(a)	Non-Solicitation. The Jankes agree that for a period of two years from the date of execution of this Agreement, that the Jankes will not, directly or indirectly solicit, induce or otherwise offer employment or engagement as an independent contractor with, any person who is or was an employee, physician or consultant of, or who performed similar services for MR, or assist any third party with respect to any of the foregoing, unless either: (i) such person has been separated from his or employment or other relationship with Buyer and each of its affiliates (including MR), or (ii) written consent from Buyer is obtained.

(b)	Confidentiality. The Parties, and their respective officers, directors, partners and affiliates, agree to keep the terms and conditions of this Agreement confidential, and agree not to disclose to any party not a party to this Agreement any of the terms hereof, except as may be required by applicable law or except to their professional advisors. The Parties hereto expressly acknowledges that they have received, and will receive in the future, Confidential Materials (as hereinafter defined), and that disclosure of such Confidential Materials to parties not a party to this Agreement would cause irreparable harm to the Parties hereto. Except with the prior written consent of the other Parties or as required by law, no Party, nor their respective officers, directors, partners or affiliates, shall (i) disclose any Confidential Materials to any party not a party to this Agreement other than their professional advisors, or (ii) use any Confidential Materials for any purpose except in connection with their efforts on behalf of a party hereto and their respective officers, directors, partners or affiliates shall use their reasonable best efforts to preserve the confidentiality of all Confidential Materials. In the event that a Party concludes that it is legally obligated to disclose any provision of this Agreement or any Confidential Materials, such Party shall provide the other Parties with prompt written notice, and shall seek to limit the dissemination of such Confidential Materials. In the case of legal proceedings in which such disclosure is required, the Parties shall cooperate to obtain an appropriate protective order limiting the disclosure of such material.

“Confidential Materials” means any information or materials, whether written or oral, tangible or intangible, concerning a party, its subsidiaries, businesses, markets, products, prospects, finances, principal shareholders and/or members. Notwithstanding the foregoing, the Confidential Material shall not include (A) information that was known to, and material that was in the possession of a party prior to the commencement of any negotiations, (B) information that is or becomes generally known to, and materials possessed by, the public at large, (C) information or material acquired by Buyer independently from a third party (other than a third party which Buyer knows, or has reason to know, is under an obligation of confidentiality to MR), and (D) information or material independently developed by Buyer and not as a result of the disclosure of information or provision of materials by MR. The Confidential Materials may include, but are not necessarily limited to, the following: concepts; techniques; data; documentation; research and development; customer lists; advertising plans; distribution networks; new product concepts; designs; patterns; sketches; planned introduction dates; processes; marketing procedures; “know-how”; marketing techniques and materials; development plans; names and other information related to strategic partners, suppliers, or vendors; pricing policies and strategic, business or financial information, including business plans and financial pro formas.

7.	Conditions Precedent to Buyer’s Obligations

Each and every obligation of Buyer to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by Buyer) prior to or at the Closing of each of the following conditions:

(a)	Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by Buyer, each of the representations and warranties made by MR, and the Jankes in this Agreement, and each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of MR or any member of MR pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date. For purposes of whether the representations and warranties made by MR and the Jankes pursuant to this Agreement (including each of the statements contained in the Disclosure Schedule or in any instrument, list, certificate or writing delivered by or on behalf of MR or any member of MR pursuant hereto) is true and correct at and as of the Closing Date, the Disclosure Schedule shall be deemed to include only that information contained therein on the Effective Date hereof, and shall be deemed to exclude any information disclosed to Buyer pursuant to Section 5(f). However, information disclosed to Buyer pursuant to Section 5(f) or otherwise shall be taken into account for purposes of determining whether the condition described in this Section 7(a) has been satisfied.

(b)	Compliance With Agreement. MR and the Jankes shall have in all material respects performed and complied with all of their respective agreements and obligations under this Agreement that are to be performed or complied with by MR or the members of MR prior to or on the Closing Date, including the delivery of the documents described in Section 10(b).

(c)	Absence of Litigation. No litigation shall have been commenced or threatened, and no investigation by any governmental entity shall have been commenced, against any Party or any of their respective affiliates with respect to the transactions contemplated hereby.

(d)	Consents and Approvals. All approvals, consents and waivers that are required to effect the transactions contemplated hereby shall have been received, and executed counterparts thereof shall have been delivered to Buyer, not less than two (2) business days prior to the Closing.

8.	Conditions Precedent to MR’s, and the Jankes’ Obligations

Each and every obligation of MR and the Jankes to be performed on or after the Closing Date under this Agreement is subject to the satisfaction (or written waiver by the Jankes) prior to or at the Closing of each of the following conditions:

(a)	Representations and Warranties True on the Closing Date. Except for any changes permitted by the terms of this Agreement or consented to in writing by the Jankes, each of the representations and warranties made by Buyer in this Agreement, and each of the statements contained in any instrument, list, certificate or writing delivered by or on behalf of Buyer pursuant hereto, that is qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date, and each of such representations, warranties and statements that is not qualified as to materiality shall be true and correct in all respects when made and shall be true and correct in all material respects at and as of the Closing Date as though such representations, warranties and statements were made or given on and as of the Closing Date.

(b)	Compliance With Agreement. Buyer shall have in all material respects performed and complied with all of its agreements and obligations under this Agreement that are to be performed or complied with by Buyer prior to or on the Closing Date, including the delivery of the documents described in Section 10(c).

9.	Indemnification

(a)	Indemnification by Jankes. Subject to the provisions of Section 9(f), the Jankes shall, joint and severally, defend, indemnify and hold harmless Buyer and its members, managers, employees, agents, consultants, representatives, affiliates, successors and assigns from and against any and all claims, liabilities, obligations, losses, costs, expenses (including, without limitation, legal, accounting and similar expenses), litigation, proceedings, fines, taxes, levies, imposts, duties, deficiencies, assessments, charges, penalties, demands, damages (including, but not limited to, actual, foreseen or unforeseen, known or unknown, fixed or contingent, and matured or unmatured), civil and criminal violations of law, settlements and judgments of any kind or nature whatsoever (individually a “Loss” and collectively, “Losses”), that any of them may incur arising out of any one or more of the following: (a) any breach or violation of any of the covenants made by Jankes or MR in this Agreement; (b) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Jankes and MR in this Agreement or in any agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof; (c) any investigation, civil regulatory proceeding or other action instituted by the Centers for Medicare and Medicaid Services (“CMS”) as a result of MR’s operations.

(b)	Indemnification by Buyer. Buyer shall indemnify and hold harmless Jankes and MR and their respective members, directors, trustees, officers, employees, agents, consultants, representatives, affiliates, successors and assigns from and against any and all Losses that any of them may incur arising out of any one or more of the following: (a) any breach or violation of any of the covenants made by Buyer in this Agreement; (b) any breach of, or any inaccuracy or misrepresentation in, any of the representations or warranties made by Buyer in this Agreement or in any agreement, instrument, certificate or similar document required to be delivered pursuant to the terms hereof; or (c) any guarantees made by the Jankes on any obligations of MR.

(c)	Survival. The representations, warranties, covenants and agreements made in this Agreement or in any agreement, instrument or similar document delivered pursuant hereto shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(d)	Indemnification Procedure.

(i)	Any Party seeking indemnification hereunder (the “Indemnitee”) shall notify the parties liable for such indemnification (each an “Indemnitor”) in writing of any event, omission or occurrence that the Indemnitee has determined has given or could give rise to Losses that are indemnifiable hereunder (such written notice being hereinafter referred to as a “Notice of Claims”). Such notice shall be given promptly after the Indemnitee becomes aware of its own claim or that of a third party; provided that the failure of any Indemnitee to give notice as provided in this Section 9(d) shall not relieve the Indemnitor of its obligations under this Section 9. A Notice of Claims shall specify in reasonable detail the nature and any particulars of the event, omission or occurrence giving rise to a right of indemnification. The Indemnitor shall satisfy its obligations hereunder, as the case may be, within thirty (30) days of its receipt of a Notice of Claims; provided, however, that so long as the Indemnitor is in good faith defending a claim pursuant to clause (b) below, its obligation to indemnify the Indemnitee with respect thereto shall be suspended.

(ii)	Except as provided in Section 9(d)(i), with respect to any third party claim, demand, suit, action or proceeding that is the subject of a Notice of Claim, the Indemnitor shall, in good faith and at its own expense, defend, contest or otherwise protect against any such claim, demand, suit, action or proceeding with legal counsel of its own selection (and reasonably acceptable to the Indemnitee). The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense thereof through counsel of its own choice and shall have the right, but not the obligation, to assert any and all cross claims or counterclaims it may have. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate, at its own expense, in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees available or otherwise render reasonable assistance to, the Indemnitor. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee shall have the right, but not the obligation, to defend, contest, assert cross claims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof. The Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to any such third party claim, demand, suit, action or proceeding without the prior written consent of the Indemnitee, which will not be unreasonably withheld.

(e)	Time Limits on Indemnification. Except for claims or actions based on fraud, no claim or action shall be brought under this Article 9 for breach of a representation or warranty after the lapse of twenty four (24) months following the Closing. Regardless of the foregoing, however, or any other provision of this Agreement, any representation or warranty made by MR or the Jankes in or pursuant to Sections 3(a), 3(b), 3(d), 3(f), 3(h), 3(m), and 3(r) shall survive for the applicable statute of limitations plus sixty (60) days, including any extension or tolling thereof.

(f)	Any amounts payable by the Jankes pursuant to this Article 9 shall be first deducted from the Purchase Price held under the Escrow Agreement, and any property taken from the Escrow Agreement to satisfy any obligations of the Jankes under this Article 9 shall be deemed a reduction to the Purchase Price.

10.	Closing

(a)	Closing Date; Location. Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned in accordance with Section 11, and provided that the conditions to the Closing set forth in Section 7 and Section 8 are satisfied or waived, the consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Foley & Lardner LLP, at 10:00 a.m., local time on the first business day following the completion of the audit of MR by the accounting firm of Stark, Winter, Schenkein and Co., LLP (the “Closing Date”). Notwithstanding the foregoing, the Closing Date shall occur on or prior to January 5, 2008.

(b)	Documents to be delivered by MR and the Jankes. At the Closing, MR, and the Jankes shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form:

(i)	Certificates. Certificates representing the MR Membership Interests, duly endorsed for transfer

(ii)	Escrow Agreement. The Escrow Agreement, dated as of the Closing Date.

(iii)	Certified Charter. A copy of the charter of MR, certified by the Secretary of State of Florida.

(iv)	Certified Bylaws or Similar Organizational Documents. A copy of the bylaws and similar organizational documents of MR, certified by the secretary thereof.

(v)	Certified Resolutions. A copy of the resolutions of the Board of Managers and members of MR, in form and substance reasonably satisfactory to Buyer, authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by MR and its respective members, as the case may be, pursuant hereto and the consummation of the transactions contemplated hereby and thereby, certified by the secretary thereof.

(vi)	Good Standing Certificate. A Certificate of Good Standing for MR, issued by the Secretary of State of Florida.

(c)	Documents to be delivered by Buyer. At the Closing, Buyer shall deliver to MR and the Jankes the following documents, in each case duly executed or otherwise in proper form:

(i)	Certificates. Certificates representing the IWWI Shares, duly endorsed for transfer, delivered to Escrow Agent.

(ii)	Escrow Agreement. The Escrow Agreement, dated as of the Closing Date.

(iii)	Certified Resolutions. A copy of the resolutions of the Board of Directors of Buyer authorizing and approving this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby.

11.	Termination

(a)	Termination without Breach. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, without any further Liability of any Party at any time prior to the Closing:

(i)	By mutual written agreement of Buyer and the Jankes;

(ii)	By Buyer in the event that a Governmental Entity shall have enacted, issued, promulgated, enforced or entered any law or order, or granted any required consent or approval, that has the effect of conditioning the consummation of the transactions contemplated hereby upon the divesture, sale or holding separate of any of Buyer’s or its affiliates’ (including, for this purpose, MR’s) assets, businesses or properties, the execution of a consent decree or the assumption of any other obligations with respect to the ongoing operations of Buyer and/or its affiliates (including, for this purpose, MR).

(iii)	By Buyer within 7 days after it receives the Disclosure Schedules from the Jankes and MR dated as of the Effective Date.

(b)	Termination for Breach.

(i)	Termination by Buyer. If (i) there has been a material violation or breach by MR or any member of MR of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by Buyer, (ii) an event has occurred (other than a breach of this Agreement by Buyer) such that a condition to the obligations of Buyer cannot be satisfied or (iii) MR or the Jankes shall have attempted to terminate this Agreement under this Section 11 or otherwise without grounds to do so, then Buyer may, upon written notice to the Jankes at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11(b)(iii).

(ii)	Termination by the Jankes. If (i) there has been a material violation or breach by Buyer of any of the representations, warranties, covenants, agreements or other provisions of this Agreement that has not been waived in writing by the Jankes, (ii) an event has occurred (other than a breach of this Agreement by MR or the Jankes) such that a condition to the obligations of MR, and the Jankes cannot be satisfied or (iii) Buyer shall have attempted to terminate this Agreement under this Section 11 or otherwise without grounds to do so, then the Jankes may, upon written notice to Buyer at any time prior to the Closing during the period that such violation, breach, failure or wrongful termination attempt is continuing, terminate this Agreement with the effect set forth in Section 11(b)(iii).

(iii)	Effect of Termination. Termination of this Agreement pursuant to this Section 11(b) shall not in any way terminate, limit or restrict the rights and remedies of any Party against any other Party that has violated, breached or failed to satisfy any of the representations, warranties, covenants, agreements, conditions or other provisions of this Agreement prior to termination hereof. In addition to the right of any Party under common law to redress for any such breach or violation, each Party whose breach or violation has occurred prior to termination shall jointly and severally indemnify each other Party for whose benefit such representation, warranty, covenant, agreement or other provision was made from and against all claims asserted against, resulting to, imposed upon or incurred by the non-breaching party, directly or indirectly, by reason of, arising out of or resulting from such breach or violation.

12.	Miscellaneous

(a)	Disclosure Schedules. MR and the Jankes will prepare the schedules to be attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered to Buyer within 14 days from the date hereof. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a reasonable person to identify the other article or section of this Agreement to which such information is responsive.

(b)	Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida, without regard to any provisions thereof relating to conflicts of laws among different jurisdictions.

(c)	Survival. Except as provided in Sections 9(c) and 9(e), the representations and warranties made herein shall survive the Closing for a period of twenty four months, whereupon they shall cease and be of no further force and effect.

(d)	Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto; provided, however, that the rights of Buyer to purchase the MR Membership Interests shall not be assignable without the consent of the other Parties. Notwithstanding the foregoing, the Jankes shall have the right to transfer the MR Membership Interests to trusts established for their benefit or the benefit of themselves and their children and heirs at any time. This Agreement shall not be construed so as to confer any right or benefit on any party not a party hereto, other than their respective successors, assigns, heirs, executors and administrators.

(e)	Entire Agreement; Amendment. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersede all prior agreements and understandings relating thereto. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

(f)	Notice. All notices under this Agreement shall be sufficiently given for all purposes if made in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, facsimile or other electronic transmission, to following addresses and numbers.

Notices to MR shall be addressed to:

Medical Resources, LLC
2055 So. US Highway 1
Vero Beach, Florida 32962
Attn: Lalita Janke, Chief Executive Officer

or at such other address and to the attention to such other person as MR may designate by written notice to Buyer.

Notices to Buyer shall be addressed to:

PrimaCare Corporation 2501 N Green Valley Parkway, Suite 110 Henderson, Nevada 89014 Attn: Ashvin Mascarenhas, President

or at such other address and to the attention of such other person as Buyer may designate by written notice to MR.

(g)	Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default of the other Parties under this Agreement shall impair any such right, power or remedy of such first party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any holder of any breach or default under this Agreement, or any waiver on the part of any holder of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing or as provided in this Agreement.

(h)	Expenses. The Parties hereto shall each bear the expenses and legal fees incurred on their own behalf with respect to this Agreement and the transactions contemplated hereby.

(i)	Counterparts. This Agreement may be executed in any number of counterparts, each of which may be executed by only one Party, which shall be enforceable against the Parties actually executing such counterparts, and all of which together shall constitute one instrument.

(j)	Severability; Enforcement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without such provision; provided that no such severability shall be effective if it materially changes the economic benefit of this Agreement to any Party. The Parties hereto agree that irreparable damage for which money damages would not be an adequate remedy would occur in the event that any of the provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, in addition to any other remedies a Party may have at law or equity, the Parties shall be entitled to seek an injunction of injunctions to prevent such breached of this Agreement and to enforce specifically the terms hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

        IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

MEDICAL RESOURCES, LLC
/s/ Lalita Janke
By: Lalita Janke
Its: Chief Executive Officer
JANKES:
/s/ Lalita Janke
Lalita Janke
/s/ Walter Janke
Walter Janke
BUYER:
PRIMACARE CORPORATION
/s/ Ashvin Mascarenhas
By: Ashvin Mascarenhas
Its: Chief Executive Officer

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